SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                             Leadis Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    52171N03
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]         Rule 13d-1(b)

         [ ]         Rule 13d-1(c)

         [X]         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 20 Pages


----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 2 of 20
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      U.S. Venture Partners VIII, L.P. ("USVP VIII")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,001,876 shares, except that Presidio Management Group VIII, L.L.C.
              SHARES                          ("PMG VIII"), the general partner of USVP VIII, may be deemed to have
           BENEFICIALLY                       sole power to vote these shares, and Timothy Connors ("Connors"),
      OWNED BY EACH REPORTING                 Irwin Federman ("Federman"), Winston Fu  ("Fu"), Steven M. Krausz
              PERSON                          ("Krausz"), David Liddle ("Liddle"), Jonathan D. Root ("Root"),
               WITH                           Christopher Rust ("Rust") and Philip M. Young ("Young") the managing members of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,001,876 shares, except that PMG VIII may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz,
                                              Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,001,876
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          3.5%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 3 of 20
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      USVP VIII Affiliates Fund, L.P. ("USVP VIII AF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        7,385 shares, except that PMG VIII may be deemed to have sole power to
              SHARES                          vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root,
           BENEFICIALLY                       Rust and Young, the managing members of PMG VIII, may be deemed to
      OWNED BY EACH REPORTING                 have shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              7,385 shares, except that PMG VIII may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle,
                                              Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       7,385
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                         0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 4 of 20
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      USVP Entrepreneur Partners VIII-A, L.P. ("USVP EP VIII-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        46,860 shares, except that PMG VIII may be deemed to have sole power
              SHARES                          to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root,
           BENEFICIALLY                       Rust and Young, the managing members of PMG VIII, may be deemed to
      OWNED BY EACH REPORTING                 have shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              46,860 shares, except that PMG VIII may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle,
                                              Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       46,860
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                         0.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 5 of 20
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      USVP Entrepreneur Partners VIII-B, L.P. ("USVP EP VIII-B")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        25,142 shares, except that PMG VIII may be deemed to have sole power
              SHARES                          to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root,
           BENEFICIALLY                       Rust and Young, the managing members of PMG VIII, may be deemed to
      OWNED BY EACH REPORTING                 have shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              25,142 shares, except that PMG VIII may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle,
                                              Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       25,142
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                         0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 6 of 20
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Presidio Management Group VIII, L.L.C.
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
              SHARES                          7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by
           BENEFICIALLY                       USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.  PMG
      OWNED BY EACH REPORTING                 VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A
              PERSON                          and USVP EP VIII-B, may be deemed to have sole power to vote these
               WITH                           shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and
                                              Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
                                              7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by
                                              USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.  PMG
                                              VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust
                                              and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,081,263
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                           3.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 7 of 20
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Timothy Connors
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 Shares
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
                                              7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by
                                              USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.  PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Connors, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
                                              7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by
                                              USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.  PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Connors, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,081,263
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          3.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 8 of 20
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Irwin Federman
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 Shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
                                              7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by
                                              USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.  PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Federman, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
                                              7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by
                                              USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.  PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Federman, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,081,263
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          3.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 9 of 20
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Winston Fu
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
              PERSON                          7,385 are directly owned by USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Fu, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
                                              7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Fu, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,081,263
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          3.8%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 10 of 20
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Steven M. Krausz
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
              PERSON                          7,385 are directly owned by USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Krausz, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
                                              7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Krausz, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,081,263
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          3.8%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 11 of 20
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                David Liddle
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
              PERSON                          7,385 are directly owned by USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP managing VIII, USVP VIII AF,
                                              USVP EP VIII-A and USVP EP VIII-B and Liddle, a member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
                                              7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Liddle, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,081,263
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          3.8%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 12 of 20
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Jonathan D. Root
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
              PERSON                          7,385 are directly owned by USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Root, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
                                              7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Root, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,081,263
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          3.8%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 13 of 20
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Christopher Rust
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
              PERSON                          7,385 are directly owned by USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Rust, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
                                              7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Rust, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,081,263
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          3.8%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                          Page 14 of 20
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                 Philip M. Young
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
              PERSON                          7,385 are directly owned by USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Young, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,081,263 shares, of which 1,001,876 are directly owned by USVP VIII,
                                              7,385 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,142 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Young, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,081,263
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          3.8%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 IN
------------ --------------------------------------------------------------------------------------------------------

-----------------------------------            ---------------------------------
CUSIP NO. 25171N03                      13 G                  Page 15 of 20
-----------------------------------            ---------------------------------


This Amendment No. 1 amends the previous statement on Schedule 13G filed by U.S. Venture Partners VIII, L.P., USVP VIII Affiliates Fund, L.P., USVP Entrepreneur Partners VIII-A, L.P., U.S. Entrepreneur Partners VIII-B, Presidio Management Group VIII, L.L.C., Timothy Connors, Irwin Federman, Winston Fu, Steven M. Krausz , David Liddle, Stuart G. Phillips, Jonathan D. Root, Christopher Rust and Philip M. Young. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 1.


ITEM 4.   OWNERSHIP
          ---------

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)    Amount beneficially owned:
                      --------------------------

                   See Row 9 of cover page for each Reporting Person.

               (b)    Percent of Class:
                      -----------------

                      See Row 11 of cover page for each Reporting Person.

               (c)    Number of shares as to which such person has:
                      ---------------------------------------------

                          (i)    Sole power to vote or to direct the vote:
                                 -----------------------------------------

                                 See Row 5 of cover page for each Reporting Person.

                          (ii)   Shared power to vote or to direct the vote:
                                 -------------------------------------------

                                 See Row 6 of cover page for each Reporting Person.

                          (iii)  Sole   power  to   dispose  or  to  direct  the
                                 disposition of:
                                 -----------------------------------------------

                                 See Row 7 of cover page for each Reporting Person.

                          (iv) Shared power to dispose or to direct the disposition of:
                                 -----------------------------------------------

                                 See Row 8 of cover page for each Reporting Person.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

-----------------------------------            ---------------------------------
CUSIP NO. 25171N03                      13 G                  Page 16 of 20
-----------------------------------            ---------------------------------


                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 2006


U.S. VENTURE PARTNERS VIII, L.P.               /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.      --------------------------------
Its General Partner                            Signature

                                               Michael Maher
                                               --------------------------------
                                               Chief Financial Officer/
                                                Attorney-In-Fact


USVP VIII Affiliates Fund, L.P.                /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.      --------------------------------
Its General Partner                            Signature

                                               Michael Maher
                                               --------------------------------
                                               Chief Financial Officer/
                                                Attorney-In-Fact


USVP Entrepreneur Partners VIII-A, L.P.,       /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.      ---------------------------------
Its General Partner                            Signature



                                               Michael Maher
                                               --------------------------------
                                               Chief Financial Officer/
                                                Attorney-In-Fact


USVP Entrepreneur Partners VIII-B- L.P.,       /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.      ---------------------------------
Its General Partner                            Signature


                                               Michael Maher
                                               --------------------------------
                                               Chief Financial Officer/
                                                Attorney-In-Fact


PRESIDIO MANAGEMENT GROUP VIII, L.L.C.         /s/ Michael Maher
A Delaware Limited Liability Company           ---------------------------------
                                               Signature


                                               Michael Maher
                                               --------------------------------
                                               Chief Financial Officer/
                                                Attorney-In-Fact


Timothy Connors                                /s/ Michael Maher
                                               --------------------------------
                                               Michael Maher
                                               Attorney-In-Fact


Irwin Federman                                 /s/ Michael Maher
                                               --------------------------------
                                               Michael Maher
                                               Attorney-In-Fact

-----------------------------------            ---------------------------------
CUSIP NO. 25171N03                      13 G                  Page 17 of 20
-----------------------------------            ---------------------------------


Winston Fu                                     /s/ Michael Maher
                                               --------------------------------
                                               Michael Maher
                                               Attorney-In-Fact


Steven M. Krausz                               /s/ Michael Maher
                                               --------------------------------
                                               Michael Maher
                                               Attorney-In-Fact


David Liddle                                   /s/ Michael Maher
                                               --------------------------------
                                               Michael Maher
                                               Attorney-In-Fact


Jonathan D. Root                               /s/ Michael Maher
                                               --------------------------------
                                               Michael Maher
                                               Attorney-In-Fact


Christopher Rust                               /s/ Michael Maher
                                               --------------------------------
                                               Michael Maher
                                               Attorney-In-Fact


Philip M. Young                                /s/ Michael Maher
                                               --------------------------------
                                               Michael Maher
                                               Attorney-In-Fact

-----------------------------------            ---------------------------------
CUSIP NO. 25171N03                      13 G                  Page 18 of 20
-----------------------------------            ---------------------------------


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Pages
-------                                                          --------------

Exhibit A: Agreement of Joint Filing                                   16


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact           17

-----------------------------------            ---------------------------------
CUSIP NO. 25171N03                      13 G                  Page 19 of 20
-----------------------------------            ---------------------------------



                                    EXHIBIT A
                                    ---------


                            Agreement of Joint Filing
                            -------------------------



     The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Leadis Technology, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable agreement are already on file with the appropriate agencies.

-----------------------------------            ---------------------------------
CUSIP NO. 25171N03                      13 G                  Page 20 of 20
-----------------------------------            ---------------------------------



                                    EXHIBIT B
                                    ---------


                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT
                 ----------------------------------------------



     Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.